As filed with the Securities and Exchange Commission on September 27, 1996.
                                          Registration Statement No. 333-_______


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                              SWIFT ENERGY COMPANY
                           (Exact name of Registrant)

       Texas                                                  74-2073055
(State of incorporation)                                   (I.R.S. Employer
                                                          Identification No.)

                            A. Earl Swift, President
                              Swift Energy Company
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (713) 874-2700
   (Address and telephone number of Registrant's executive offices and name, address and telephone number of agent for service)

                                    Copy to:
                                Donald W. Brodsky
                               Jenkens & Gilchrist
                           A Professional Corporation
                        1100 Louisiana Street, Suite 1800
                              Houston, Texas 77002

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed                Proposed
     Title of Each               Amount                   Maximum                 Maximum                 Amount of
  Class of Securities             to be                  Offering                Aggregate              Registration
   to be Registered            Registered           Price Per Share(1)       Offering Price(1)               Fee
- -----------------------  -----------------------  ----------------------  -----------------------  ----------------------
Common Stock, $.01               82,555                   $22.625               $1,867,807                  $644
par value
=======================  =======================  ======================  =======================  ======================

(1) Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low prices reported on the New York Stock Exchange on September 23, 1996, in reliance on Rule 457(c) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              Swift Energy Company
                              Cross Reference Sheet
                     Pursuant to Regulation S-K Item 501(b)




               Form S-3 Item Number and Caption                              Location/Caption in Prospectus
         ------------------------------------------------------     -----------------------------------------
1.       Forepart of the Registration Statement and Outside
         Front Cover Pages of Prospectus.......................     Outside Front Cover Page of Prospectus
2.       Inside Front and Outside Back Cover Pages of
         Prospectus............................................     Inside Front and Outside Back Cover Pages
                                                                    of Prospectus
3.       Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges.............................     Risk Factors; The Company
4.       Use of Proceeds.......................................     Not Applicable
5.       Determination of Offering Price.......................     Not Applicable
6.       Dilution..............................................     Not Applicable
7.       Selling Security Holders..............................     Selling Shareholders
8.       Plan of Distribution..................................     Plan of Distribution
9.       Description of Securities to be Registered............     Incorporation of Certain Documents by
                                                                    Reference
10.      Interests of Named Experts and Consultants............     Not Applicable
11.      Material Changes......................................     Not Applicable
12.      Incorporation of Certain Material by
         Reference.............................................     Incorporation of Certain Documents by
                                                                    Reference
13.      Disclosure of Commission Position on Indemni-
         fication for Securities Act Liabilities...............     Not Applicable

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 Subject to Completion; Dated September 27, 1996

                                  82,555 Shares

                              SWIFT ENERGY COMPANY
                                  Common Stock

         This Prospectus relates to an aggregate of 82,555 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Swift Energy Company ("Swift" or the "Company"). The Common Stock is currently listed on the New York Stock Exchange and on the Pacific Stock Exchange (the "Exchanges") under the symbol SFY. On September 23, 1996, the closing sale price of the Common Stock on the New York Stock Exchange, Inc. was $22.50 per share.

         The Shares may be offered from time to time by individuals who acquired or will acquire the Shares through the exercise of options or, as to 25,000 of the Shares, by the Swift Energy Employee Stock Ownership Trust (collectively, the "Selling Shareholders"). The Selling Shareholders have indicated that the Shares may be sold on the Exchanges or otherwise than on the Exchanges at prevailing market prices or negotiated prices. No underwriter has been engaged to participate in the offering of the Shares. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders. See "Plan of Distribution."

                     THESE SECURITIES INVOLVE CERTAIN RISKS
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR, NOR
          HAS THE COMMISSION OR ANY SUCH ADMINISTRATOR PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is ____________________, 1996.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended, with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to such Registration Statement and exhibits.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof, and the reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange Incorporated, 115 Sansome Street, 8th Floor, San Francisco, California 94104.

         The statements contained in this Prospectus that are not historical facts, including but not limited to, statements found in the "The Company" and "Risk Factors," are forward-looking statements as that term is defined in
Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this Prospectus could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition and government regulations, as well as the risks and uncertainties discussed in this Prospectus, including without limitation, the matters discussed in "Risk Factors" and the uncertainties set forth from time to time in the Company's other public reports, filings, and public statements.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

         (3) the description of the Common Stock set forth in the Registration Statement on Form 8-A, filed with the Commission on July 28, 1981, including any amendment or report filed for the purpose of updating such description; and

         (4) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of this offering of the Shares, from the date of filing of such documents.

         Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits. All requests for copies of such documents should be directed to: John
R. Alden, Senior Vice President - Finance, Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060, telephone: (713) 874-2700.


                                   THE COMPANY

         Swift Energy Company, a Texas corporation organized in October 1979 (the "Company"), is engaged in the exploration, development, acquisition, and operation of oil and natural gas properties, with a primary focus on U.S. onshore natural gas reserves. The Company has interests in approximately 4,100 oil and gas wells located in 15 states, with over 90% of its proved reserves base concentrated in Texas, Oklahoma, and Louisiana. Between 1985 and 1993, the Company grew primarily through the acquisition of producing properties funded through limited partnership financing. Commencing in 1991, the Company began to reemphasize the addition of reserves through increased exploration and development drilling activity. As a result of this re-emphasis on drilling activity, the Company added approximately 24.8 billion cubic feet equivalent ("Bcfe") and 72.4 Bcfe of proved reserves in 1994 and 1995, respectively, through exploration and development drilling at a three-year average cost of $0.70 per thousand cubic feet equivalent ("Mcfe") in 1994 and $0.47 per Mcfe in 1995.

         At December  31, 1995,  the Company had  estimated  proved  reserves of
143.6 billion cubic feet ("Bcfe") of natural gas and 5.4 million barrels of oil (totaling approximately 176.1 Bcfe) with a present value (PV-10 Value) of approximately $147 million. The proved reserves, at December 31, 1995, represent an increase of 70% over estimated amounts at December 31, 1994. Approximately 82% of the Company's proved reserve base at year-end 1995 was natural gas. The Company's reserve replacement cost over the last three years averaged $0.61 per Mcfe.

         At December 31, 1995, the Company operated approximately 770 wells, which represented 86% of its proved reserve base, and managed reserves on behalf of limited partnerships that, exclusive of the Company's interests, had proved reserves of approximately 180.5 Bcfe. The Company's two largest properties accounted for 73% of the Company's PV-10 Value at December 31, 1995. The South Texas AWP Olmos Field, located in McMullen County, Texas, and the Austin Chalk Giddings Field, located primarily in Fayette County, Texas, accounted for 67% and 6%, respectively, of the Company's PV-10 Value as of such date. The Company believes that the Austin Chalk's prolific but short-lived wells complement the long-lived reserves of the AWP Olmos Field. The application of advanced technologies and achievement of operating efficiencies have enabled the Company to reduce costs and enhance reserves recoveries in these areas.

         The  Company's   principal  executive  offices  are  located  at  16825
Northchase Drive, Suite 400, Houston, Texas 77060. The Company's telephone number is (713) 874-2700.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

Volatility of Oil and Gas Prices and Markets

         The Company's profitability is substantially dependent on prevailing prices for natural gas and oil. The amounts of and price obtainable for the Company's oil and gas production will be affected by market factors beyond the Company's control. Such factors include the extent of domestic production, the level of imports of foreign oil and gas, the general level of market demand on a regional, national and worldwide basis, domestic and foreign economic conditions that determine levels of industrial production, political events in foreign oil-producing regions, and variations in governmental regulations and tax laws or the imposition of new governmental requirements upon the oil and gas industry. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. In addition, the marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. A substantial and prolonged decline in oil and gas prices could have a material adverse effect upon the Company.

         The Company currently emphasizes the exploration and development of natural gas reserves. As a result of changes in recent years in the natural gas market regulatory structure and volatility in the market price for natural gas, most producers and purchasers are unwilling to enter into long-term purchase and sale contracts. Accordingly, most of the Company's gas production is sold on the so-called "spot market," where producers and purchasers negotiate sales on a short-term (usually a 30-day) basis. Accordingly, the stability of the Company's future revenues is vulnerable to short-term fluctuations in the price of natural gas. See "--Effect of Price Risk Hedging."

Future Capital Requirements

         The Company will require substantial additional capital to further and explore its properties and to acquire additional properties. These expenditures are currently anticipated to be $65 million for the year ending December 31, 1996, a substantial portion of which has been spent to date. Cash flows from operations, to the extent available, will be used to fund these expenditures. The Company intends to seek additional capital from traditional reserve base borrowings, equity and debt offerings, joint ventures, and, to a lesser degree, investment limited partnerships. Furthermore, the Company may seek to raise capital through production payment financing and vendor financing. The Company's ability to access additional capital will depend on its continued success in exploring for and developing its reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company. Should sufficient capital not be available, the development and exploration of the Company's properties could be delayed and, accordingly, the implementation of the Company's business strategy would be adversely affected.


Uncertainty of Estimates of Reserves and Future Net Revenues

         Estimates of the Company's proved developed oil and gas reserves and future net revenues therefrom appearing elsewhere herein are based on reserve reports audited by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of proved undeveloped reserves, which comprise a portion of the
Company's reserves, are by their nature less certain. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Actual future production, oil and gas prices, revenues, taxes, capital expenditures operating expenses, geologic success, and quantities of recoverable oil and gas resources may vary substantially from those assumed in the estimates, may result in revisions to such estimates and could materially affect the estimated quantities and related PV-10 Value of the Company's reserves. The estimates of future net revenues reflect oil and gas prices as of the date of estimation, without escalation, except where changes in prices were fixed under existing contracts. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the Company. See "Business and Properties--Properties and--Oil and Gas Reserves."

Risks of Purchasing Interests in Producing Properties

         Although the Company has recently shifted its emphasis to reserve growth through drilling, it expects to continue to make acquisitions of producing properties from time to time. The Company generally focuses most of its title and valuation efforts on the more significant properties. It is generally not feasible for the Company to review in depth every property it purchases and all records with respect to such properties. However, even an in depth review of properties and records may not necessarily reveal existing or potential problems, nor will it permit a buyer to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil, gas and natural gas liquids, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. See "--Uncertainty of Estimates of Reserves and Future Net Revenues." To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and the Company may decide to assume environmental and other liabilities in connection with acquired properties.

Exploration and Development Risks

         Exploration and development of oil and gas resources involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortage or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

Operating Hazards and Uninsured Risks

         In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, pollution and other environmental risks are inherent in oil and gas exploration and production. These hazards could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. The Company carries insurance which it believes is in accordance with customary industry practices, but, as is common in the oil and gas industry, the Company does not fully insure against all risks associated with its business either because such insurance is not available or because the costs thereof is considered prohibitive.

Replacement of Reserves

         The Company's success will be largely dependent on its ability to replace and expand its oil and gas reserves through the acquisition of producing properties and the exploration for and development of oil and gas reserves, both of which involve substantial risks. Without successful acquisition or drilling ventures, the Company will be unable to replace reserves being depleted by production, and its assets and revenues including the reserves will decline. There can be no assurance that the Company's acquisition and exploration and development activities will result in the replacement of, or additions to, the Company's reserves. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates their accuracy is inherently uncertain.

         The estimates of future net revenues and their present values assume that some portion of the limited partnerships in which the Company owns interests will achieve payout status. At payout, the Company's percentage ownership of the limited partnerships' reserves increases. Achievement of payout status is largely dependent on the market prices of oil and natural gas. See "--Volatility of Oil and Gas Prices and Markets."


Effect of Price Risk Hedging

         To the extent that price floors or caps are purchased for a portion of the Company's production but are not needed, or to the extent that future sales are made at prices below ultimate future market prices, funds so spent will have been lost or income realized from sale of production may be reduced. Therefore, the Company intends to expend only limited amounts to hedge pricing risks.

Foreign Activities

         The Company has recently entered into an agreement to develop and produce reserves in two fields in Western Siberia. The Company will receive a minimum 5% net profits interest in return for a capital expenditure to date of approximately $8.8 million. This region has experienced and continues to experience social, political and economic instability. Additionally, Swift is pursuing opportunities in Venezuela. There can be no assurance that future developments in these regions, over which the Company has no control, will not impair the Company's operations in these regions, or result in a loss of all of the Company's investment.

Effects of Governmental Regulation

         The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Operations of the Company are also subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Although the Company believes that it is in material compliance with all such laws and regulations, there is no assurance that new laws or regulations or new interpretations of existing laws and regulations will not increase substantially the cost of compliance or otherwise adversely affect the Company's exploration for and development, production, gathering and marketing of oil and gas.

Dependence on Key Personnel

         The Company depends, and will continue to depend in the foreseeable future, on the services of certain of its officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas and marketing oil and gas production. The ability of the Company to retain its officers and key employees is important to the continued success and growth of the Company. The loss of key personnel could have a material adverse effect on the Company.

Liability as General Partner; Conflicts of Interest

         The Company serves as the managing general partner of 102 limited partnerships, which have invested over $460.0 million in oil and gas activities. Although these limited partnerships had less than $2.5 million of indebtedness at March 31, 1996, the Company remains contingently liable for their obligations as general partner, including responsibility for their day-to-day operations, and liabilities which cannot be repaid from partnership assets or insurance proceeds. In the future, the Company might be exposed to litigation in connection with partnership activities, or find it necessary to advance funds on behalf of certain partnerships to protect the value of their oil and gas assets. Conversely, Swift might be prohibited from acquiring certain property interests if to do so would conflict with the interests of limited partnerships which it manages.

                              SELLING SHAREHOLDERS

         The following table sets forth information, as of September 26, 1996, regarding the Selling Shareholders, their recent relationships with the Company and its affiliates, their ownership of Common Stock before and after this offering, and the number of Shares to be offered for the account of each.

                                   Material                                  Number of Shares to
                              relationships with          Amount of            be offered for            Amount of
                                  Company or             Common Stock              Selling             Common Stock
                               affiliates since            owned at             Shareholder's            owned at
    Selling Shareholder         September 1993       September 26, 1996            Account           offering(1) (2) (3)
    -------------------        ----------------      -------------------          ---------         --------------------

James A Sheperdson          January - May 1994           52,507(4)               13,044                  30,507
                            ------------------
                            Director of Swift
                            Energy Marketing
                            Company, a wholly
                            owned subsidiary of
                            the Company
Vincent J. McGuinness       None                        176,428(5)               41,250                 135,178
Eric Retzlaff               None                          5,500(6)                 3,261                      0
Swift Energy Company        None                         25,000(7)                25,000                      0
Employee Stock
Ownership Trust


(1) Includes Common Stock issuable to Selling Shareholders within 60 days after September 1, 1996 by exercise of options or otherwise. Does not include shares that become issuable by exercise of options after such period.

(2) Assumes that all Shares are sold pursuant to this offering and that no additional Common Stock is sold or acquired by Selling Shareholders.

(3)      In each case, represents less than 1% of issued and outstanding Common
         Stock.

(4) Includes options to acquire 22,000 Shares of Common Stock. In September 1996, Mr. Sheperdson received 13,044 Shares of Common Stock upon a cashless exercise of all of the options to acquire 22,000 Shares of Common Stock.

(5) Includes options to acquire 41,250 Shares of Common Stock, which options will be exercised prior to the effective date of this Prospectus.

(6) Consists of options to acquire 5,500 Shares of Common Stock. In September 1996, Mr. Retzlaff received 3,261 Shares of Common Stock upon a cashless exercise of all of the options to acquire 5,500 Shares of Common Stock.

(7) In September 1996, the Swift Energy Company Employee Stock Ownership Trust (the "Trust"), established in conjunction with the Swift Energy Company Employee Stock Ownership Plan (the "Plan"), acquired, and it currently owns, 25,000 Shares of Common Stock. The Common Stock owned by the Plan is being registered hereunder in the event that sale of a portion of the Shares owned by the Trust is necessary under the circumstances below. The Trust provides that all of the assets of the Plan should normally be invested in Common Stock. The Trustee has the right to sell the Common Stock to distribute cash benefits to eligible Plan participants or beneficiaries to the extent that those individuals elect to receive a distribution of vested benefits from the Plan in cash. The Plan provides for vesting of benefits at the end of a five year period. The Trustee can also temporarily invest all of the Plan's assets in other than Common Stock upon direction of the Plan's committee. The Trustee also has the power to sell the Common Stock to the extent required by section 404 of the Employee Retirement Income Security Act of 1974, as amended.


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholders that all or a portion of the Shares may be sold from time to time (i) on the Exchanges at prevailing market prices, (ii) otherwise than on the Exchanges at prevailing market prices or negotiated prices, or (iii) by a combination of the foregoing methods of sale. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders, but will bear all expenses of registering the Shares under the Securities Act of 1933, as amended, except as provided below.

         No underwriter has been engaged to participate in the offering of the Shares. The Selling Shareholders will bear all commissions and other fees payable to brokers and dealers and all taxes payable in connection with sales of the Shares. The Selling Shareholders have indicated that commissions and fees payable to brokers and dealers in connection with sales of the Shares will not exceed the usual and customary amounts. The Selling Shareholders additionally have indicated that at the date hereof they had not identified particular brokers or dealers who will sell the Shares, nor entered into any agreements, arrangements or understandings with brokers or dealers pertaining to the sale of the Shares.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Jenkens & Gilchrist, A Professional Corporation, Houston, Texas.


                                     EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which are incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for earned interests in 1994 as discussed in Note 2 to the consolidated financial statements.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.


                                 ---------------


                                TABLE OF CONTENTS

Available Information..........................................................3
Incorporation of Certain Documents
   by Reference ...............................................................3
The Company ...................................................................4
Risk Factors ..................................................................5
Selling Shareholders ..........................................................8
Plan of Distribution ..........................................................9
Legal Matters .................................................................9
Experts .......................................................................9


                                 ---------------

                                  82,555 Shares




                              SWIFT ENERGY COMPANY




                                  Common Stock






                                ----------------

                                   PROSPECTUS

                                ----------------










                               _____________, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:

         SEC Registration Fee.......................................$     644.00
         Transfer Agent's Fees......................................      500.00
         Blue Sky Fees and Expenses.................................    3,000.00
         Accounting Fees............................................    1,000.00
         Legal Fees.................................................    5,000.00
         Miscellaneous..............................................      856.00
                                                                    ------------

                  Total.............................................$  11,000.00
                                                                    ============

Item 15.          Indemnification of Directors and Officers

         Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify its officers, directors, employees and agents for expenses and costs incurred in certain proceedings arising out of actions taken in their official capacity only if such persons were acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except in relation to matters in which they have been found liable (i) to the corporation, or (ii) on the basis that personal benefit was improperly received regardless of whether or not the benefit resulted from action taken in their official capacity. In the case of any criminal proceeding, such persons must also have had no reasonable cause to believe such conduct was unlawful. Article 2.02-1 further provides that a corporation shall indemnify its officers and directors against reasonable expenses incurred in connection with proceedings arising out of actions taken in their official capacity in which such persons have been wholly successful, on the merits or otherwise, in the defense of such actions. The bylaws of the Company, as amended, provide for indemnification in favor of the Company's directors, officers, and employees to the fullest extent permitted by Article 2.02-1. Additionally, the Company amended its Articles of Incorporation, with shareholder approval, to confirm that the Company has the power to indemnify certain persons in such circumstances as are provided in its bylaws. The amendment further enables the Company to enter into additional insurance and indemnity arrangements at the discretion of the board of directors. The Company has entered into Indemnification Agreements with each of its officers and directors, the form of which was approved by the shareholders of the Company, that essentially indemnify such individuals to the fullest extent permitted by law.

         Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that a corporation's articles of incorporation may provide for the elimination or limitation of a director's liability. The Company's Articles of Incorporation to eliminate the liability of directors to the corporation or its shareholders for monetary damages for an act or omission in his capacity as a director, with certain specified exceptions to the Company and its shareholders to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act.

         The Company maintains insurance, the general effect of which is to provide coverage for the Company with respect to amounts that it is required to pay officers and directors under the indemnity provisions described above and coverage for officers and directors against certain liabilities, including certain liabilities under the federal securities law.

Item 16.          Exhibits.

         4 Specimen share certificates (incorporated by reference to the Company's Registration Statement No. 33-30854 on Form S-1 filed on September 1, 1989)

         5 Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality

         24(a) Consent of Jenkens & Gilchrist, a Professional Corporation (contained in its opinion filed as Exhibit 5)

         24(b) Consent of Arthur Andersen LLP (contained in Part II of this Registration Statement)

         25       Power of Attorney (included on the signature pages hereof)


Item 17.          Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 25, 1996.

                                                  SWIFT ENERGY COMPANY



                                                  By:  /s/ A. Earl Swift
                                                     ---------------------------
                                                     A. Earl Swift, Chairman of
                                                     the Board, President and
                                                     Chief Executive Officer,
                                                     Swift Energy Company

         Each person whose signature appears below hereby constitutes and appoints A. Earl Swift and John R. Alden, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below in multiple counterparts with the effect of one original by the following persons in the capacities and on the dates indicated.

       Signature                       Title                        Date
- ------------------------   --------------------------------   ------------------

   /s/ A. Earl Swift        Chairman of the Board, President  September 25, 1996
- ------------------------    and Chief Executive Officer,
     A. Earl Swift          Swift Energy Company


  /s/ John R. Alden         Senior Vice President--Finance,   September 25, 1996
- ------------------------    Chief Financial Officer, Swift
     John R. Alden          Energy Company


/s/ Alton D. Heckaman, Jr.  Assistant Vice President--        September 25, 1996
- --------------------------  Finance and Controller,
   Alton D. Heckaman, Jr.   Principal Accounting Officer,
                            Swift Energy Company


   /s/ Virgil N. Swift      Director, Executive Vice          September 25, 1996
- --------------------------  President and Chief Operating
     Virgil N. Swift        Officer, Swift Energy Company

       Signature                       Title                         Date
- ------------------------   --------------------------------   ------------------

   /s/ G. Robert Evans      Director, Swift Energy Company    September 25, 1996
- --------------------------
     G. Robert Evans


   /s/ Raymond O. Loen      Director, Swift Energy Company    September 25, 1996
- --------------------------
     Raymond O. Loen


  /s/ Clyde W. Smith, Jr.   Director, Swift Energy Company    September 25, 1996
- --------------------------
    Clyde W. Smith, Jr.


 /s/ Henry C. Montgomery    Director, Swift Energy Company    September 25, 1996
- --------------------------
    Henry C. Montgomery


  /s/ Harold J. Withrow     Director, Swift Energy Company    September 25, 1996
- --------------------------
     Harold J. Withrow

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 19, 1996 included in Swift Energy Company's Form 10-K for the year ended December 31, 1995 and to all references to our Firm included in this registration statement.


                                                     ARTHUR ANDERSEN LLP

Houston, Texas


September 27, 1996